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Title:        PERSONAL SECURITIES TRANSACTIONS
Section:      COMPLIANCE
Ref. No.:     E-04

Adopted/Revised:         January 1, 1999
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Pertinent Regulation:
SEC Rule 204-2(a)(13)
Investment Company Act of 1940 17(j)-1
Investment Advisers Act  of 1940 204A, 203(e) and (f)

Associates must comply with the Bank of America Corporation Code of Ethics, the Chicago Equity Partners Code of Ethics, Chicago Equity Partners Personal Trading Guidelines ('the Guidelines') and the codes of ethics adopted by the board of each mutual fund managed by Chicago Equity Partners.

For these purposes, Chicago Equity Partners employees are considered "access persons" under the Investment Company Act of 1940 and "advisory representatives" under the Investment Advisers Act of 1940. All associates must provide the Compliance Office with duplicate copies of their brokerage statements and confirmations of trades. Associates must complete quarterly Personal Securities Statements. The Compliance Office will maintain copies of these records for six years, two of which will be readily accessible.

The Rules extend not only to associates trading but also to the trading of persons and companies connected with associates of Chicago Equity Partners.

Refer to:

o    Policy A-01, Chicago Equity Partners Code of Ethics

o    Code of Ethics for mutual funds managed by Chicago Equity Partners

o    Exhibit  E-04-A,   Chicago  Equity  Partners  Personal  Securities  Trading
     Guidelines

o    Bank of America  Corporation  Code of Ethics and General  Policy on Insider
     Trading

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Title:        PERSONAL SECURITIES TRADING GUIDELINES
Section:      COMPLIANCE
Ref. No.:     E-04
Exhibit:      EXHIBIT A
Adopted/Revised:         January 1, 1999
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                      CHICAGO EQUITY PARTNERS CORPORATION
                     PERSONAL SECURITIES TRADING GUIDELINES

Each Associate of Chicago Equity Partners Corporation (Chicago Equity Partners) is subject to the Bank of America Code of Ethics. This code specifically states that "Associates must never make changes in their personal investments on the basis of confidential information relating to Bank of America". The Code of Ethics also incorporates the Bank's General Policy on Insider Trading.

PERSONAL SECURITY TRADING GUIDELINES

     A. PERSONAL SECURITY TRADES. No associate will trade for their personal account based on knowledge of trades by any account managed by Chicago Equity Partners. Associates are expected to maintain the highest standards of personal integrity in regard to any personal securities activity. The mere appearance of impropriety is to be avoided due to the position of public trust in which Bank of America and Chicago Equity Partners operate.

     B. PURPOSE. These guidelines are designed to provide rules governing the purchase and sale of individual securities by associates who may have access to sensitive investment information. They apply to all purchases and sales of securities and their derivative unless specifically exempted below.

     C. INDIVIDUAL TRADING. Associates are encouraged by management to use mutual funds for personal investment purposes. However, associates are permitted to trade in individual securities as long as they observe these guidelines.

     D. APPLICATION. Associates must report all securities transactions in which they have a direct or indirect beneficial interest within ten calendar (10) days following the end of a quarter. The personal securities trading (PST) forms used to report these transactions will be distributed to the Director of Compliance for internal distribution at the end of each quarter.

     E. EXEMPT SECURITIES. These guidelines do not apply to individual purchases or sales in the securities listed below. In addition, trades in these securities are not required to be reported on the quarterly PST report. Holdings of these securities must be reported on the Annual Listing of Assets.

          1.   Open-end mutual funds whether proprietary or non-proprietary.

          2.   Money market instruments.

          3.   US Government securities.

          4.   Short-term  US  Government   agency   securities  and  short-term
               securities guaranteed by the US Government or its agencies.

          5.   Derivative securities of any of the above instruments.

          6. Securities purchased under an existing dividend reinvestment program.

     F. BANK OF AMERICA STOCK. The receipt of Bank of America stock option awards need not be reported on the quarterly PST report. However, purchases, sales, and the exercise of Bank of America stock options must be reported on the quarterly PST report. The holdings of Bank of America stock or options must also be reported on the Annual Listing of Assets.

     G. PRECLEARANCE. All purchases and sales of individual securities, including put and call transactions, must be precleared by the Director of Compliance and a Co-manager of the Equity Research Group. The purchase and sale of Bank of America stock does not require preclearance. (The Preclearance Form is attached.)

          1.   Preclearance  is  effective  only  for  the  day  it is  granted.
               Associates must complete their trade within the same day of receiving preclearance.

          2. Original Preclearance forms are retained by the Director of Compliance.

          3. Preclearance will not be authorized if the trading desk is working on an order for client(s) in the security for which the trade is being requested.

               Preclearance is not required for exchange-traded or stock index futures (i.e., the S&P 500) yet transactions in such securities must be reported on the quarterly PST form. Nor is preclearance required for spousal trades in which the associate does not have a direct or indirect beneficial interest, and copies of the spouse's brokerage confirmations and statements are being sent to the Director of Compliance for Chicago Equity Partners.

     H. SECURITY TRADES. Associates cannot personally trade in securities that are listed in the rebalancing list developed from the rebalancing meetings of the Equity Research unit for a period of 15 calendar days. The following two examples provide further clarification of this requirement.

          1. If ATT was added to the rebalancing list on March 3, the 15-day clock would begin and no associate could buy or sell ATT until March 18.

          2. If there is a subsequent decision involving the same security during the 15 day period , the clock starts anew. Again, if on March 3 ATT was added to the rebalancing list, the 15-day clock would begin and no associate could buy or sell ATT until March
               18. If on March 10, the Research unit made an additional recommendation to increase the holdings of ATT the 15 day clock would begin again. Thus, in this example, no one could buy or sell ATT for their own account from March 3 to March 25 (15 days after March 10).

     I. BLACK OUT PERIODS. In addition to the purchase and sale restrictions noted above, no Fund manager or equity analyst may purchase or sell a security for their own account within seven (7) calendar days before and after the fund he/she manages or supports trades in that security.

     J. SHORT-TERM TRADING. Associates may not profit from the purchase and sale, or sale and purchase, of the same securities within a period of 60 calendar days. This prohibition includes any derivative or market equivalent of the security. Profits recognized on short-term trades ( i.e., trades made within a 60 day period) will be required to be disgorged. This prohibition applies to any trade of the associate and is not contingent on the security being held by a fund. It also includes trades in options and futures.

     K.  OTHER PROHIBITED TRANSACTIONS.

          1. Associates subject to these guidelines are prohibited from acquiring securities through an initial public offering.

          *EXCEPTION. Associates may acquire municipal bonds underwritten by Bank of America during the initial public offering period, inasmuch as these bonds are ineligible for purchase by any fund .

          2.   Associates may not acquire securities through private placements.

          3. Associates are prohibited from trading in any closed-end fund for which an investment subsidiary of Bank of America is acting as investment advisor. Holdings acquired prior to the date of this policy should be reported and sales of units pre-approved by the Compliance Office or other appropriately designated associate.

          4. The provisions of sections I, J, and K include transactions in corporate and municipal bonds.


II.      MONITORING AND DISCLOSURE

The Director of Compliance of Chicago Equity Partners and Corporate Compliance will monitor the observance of these guidelines and are authorized to modify these requirements upon proper disclosure and under appropriate circumstances.

     A. BROKERAGE STATEMENTS. Associates subject to these guidelines are required to provide the Director of Compliance with copies of their brokerage statements and trading confirmations.

     B. ANNUAL LISTING OF ASSETS. In January of each year, all associates subject to these Guidelines will provide Corporate Compliance a statement of assets.

     C. The Director of Compliance or other appropriately designated associate, will obtain a list of assets from new associates.

                             CHICAGO EQUITY PARTNERS

               Personal Securities Transaction Pre-Clearance Form
                            for Designated Associates

Directions:

     1.   Complete a separate form for each security transaction (buy/sell).

     2. Direct completed form to Director of Compliance prior to initiating trade.

     3. Director of Compliance will coordinate approval with Trading Desk or Co-Manager of Research.

     4.   Preclearance is effective the day it is granted and only for that day.


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Name of Security:___________________________________________


Buy or Sell:      _____________________


Employee Name:    __________________________________________


Date:    _____________________


This security is not on the current rebalancing list or the restriction period has expired.

                                Y / N

Approval:

                                Y / N

Director of Compliance:    _______________________________________



Trading Desk  or
Co-Manager Research :      ________________________________________